SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 17, 2005

Beckman Coulter, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard Fullerton, California 92834-3100
(Address of principal executive offices) (Zip Code)

(714) 871-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

On January 17, 2005, the Company entered into a compensation arrangement with Scott Garrett as described in Item 5.02 of this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company’s Board of Directors has elected Mr. Scott Garrett to the position of chief executive officer (CEO) of the corporation, effective February 21, 2005.  Mr. Garrett, who is currently president and chief operating officer, succeeds retiring CEO, John P. Wareham.

In a separate action, Mr. Garrett also was elected to Beckman Coulter’s board of directors effective January 17, 2005.  The addition of Mr. Garrett to Beckman Coulter’s board raises the number of directors from 11 to 12. Mr. Garrett will stand for election at the annual stockholder meeting in April 2006. He was not appointed to any of the Board’s committees.

Mr. Garrett, 55, was named President and Chief Operating Officer of Beckman Coulter, Inc. in December, 2003.  He was previously President, Clinical Diagnostics since June 2002. Prior to joining Beckman Coulter, Inc., he served as chief executive officer of Garrett Capital Advisors and as chief executive officer for Kendro Laboratory Products, L.P. Mr. Garrett’s other experience includes almost 20 years with Baxter International/American Hospital Supply Corporation. He began his career with Baxter in product development. Through a series of promotions over the course of his tenure, Mr. Garrett became Group Vice President of Baxter and President of the Diagnostics subsidiary. Baxter’s Diagnostics subsidiary subsequently became Dade International, where Mr. Garrett served as Chairman and Chief Executive Officer.

In connection with his promotion, Mr. Garrett’s base salary will be increased from $486,000 to $615,000 per year. In addition, Mr. Garrett may receive a prorated bonus of up to 100% of his base pay amount if the Company achieves specified levels of performance. He also will be granted an option to purchase 35,000 shares of the Company’s common stock pursuant to the Company’s stock option plan, in addition to his previously granted options. Mr. Garrett does not have a separate written employment agreement with the Company and is employed by the Company on an at-will basis.

Item 9.01 – Financial Statements and Exhibits

Exhibit 99.1 – “Beckman Coulter Names Scott Garrett Chief Executive Officer” dated January 21, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 21, 2005

BECKMAN COULTER, INC.

By:	/s/ JACK E. SOROKIN
Name: Jack E. Sorokin
Title: Assistant General Counsel